Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
REPORTS RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2018

PORT ANGELES, WA (April 26, 2018) - First Northwest Bancorp (NASDAQ - FNWB) ("Company"), the holding company for First Federal Savings and Loan Association of Port Angeles ("Bank"), announced its operating results for the quarter ended March 31, 2018. The Company reported net income of $1.5 million, or $0.15 per basic share and $0.14 per diluted share, for the quarter ended March 31, 2018, compared to a loss of $114,000, or $(0.01) per basic and diluted share, for the quarter ended December 31, 2017, an increase of $1.6 million. The current quarter's net income decreased $641,000 compared to net income of $2.2 million for the quarter ended March 31, 2017. The increase in net income as compared to the previous quarter was mainly due to a decrease in the provision for income taxes as the prior quarter included a one-time revaluation adjustment reducing our net deferred tax asset ("DTA revaluation") due to the passage of the U.S. Tax Cuts and Jobs Act of 2017 ("Tax Act"). The decrease as compared to the same quarter last year was mainly due to a decrease in noninterest income and an increase in noninterest expense, partially offset by increases in net interest income after the provision for loan losses.

Larry Hueth, President and CEO, commented, "Net interest income continues to improve quarter over quarter in the face of rising competition and rates for deposits and borrowings. We anticipate margin pressure as we continue to realign our balance sheet with greater emphasis on loans as we deploy excess liquidity and compete for deposits. During the most recent quarter, the net loan portfolio increased by $19.7 million, while deposits declined by $4.4 million due to increased competition. We are also pleased with the growth in net loans and deposits of 13.1% and 9.0%, respectively, year over year and remain committed to further improving our earnings and increasing shareholder value."

Quarter highlights (at or for the quarter ended March 31, 2018)
•	Net income increased $1.6 million, compared to the quarter ended December 31, 2017, primarily due to a decrease in the provision for income taxes and an increase in net interest income;
•	Basic earnings per share increased to $0.15 compared to a loss of $(0.01) for the quarter ended December 31, 2017;
•	Investment securities decreased $34.4 million primarily due to sales of available for sale securities;
•	Loans receivable increased $19.7 million compared to the quarter ended December 31, 2017, primarily due to increases in commercial real estate loans;
•	Short-term Federal Home Loan Bank ("FHLB") advances decreased $21.2 million as proceeds from the sale of securities were partially used to pay down borrowings;
•	The Company repurchased 208,113 shares of common stock at an average price of $16.24 per share during the quarter under the 2017 Stock Repurchase Plan approved in September 2017.

Balance Sheet Review

During the quarter ended March 31, 2018, total assets decreased $26.1 million to $1.2 billion, primarily due to sales of investment securities which were partially used to pay down borrowings. Total assets increased $108.3 million from $1.1 billion at March 31, 2017, primarily due to an increase in net loans receivable funded by additional deposits.

Investment securities decreased $34.4 million during the quarter to $305.9 million at March 31, 2018, and increased $10.4 million as compared to $295.5 million at March 31, 2017. We restructured the investment portfolio and sold investments during the quarter for a net gain on sale, which resulted in a decrease in leverage of our capital position and total assets. We continue to evaluate share repurchases and other capital management strategies and seek investment opportunities to continue to prudently leverage capital and improve earnings. In addition, we continue to focus on growing our loan portfolio and improving our earning asset mix over the long term.

U.S. government agency issued mortgage-backed securities ("MBS agency") comprised the largest portion of our investment portfolio at 57.3%, and totaled $175.4 million at March 31, 2018, a decrease during the quarter of $4.9 million from $180.3 million at December 31, 2017. Other investment securities were $112.3 million at March 31, 2018, a decrease of $27.2 million from $139.5 million at December 31, 2017. Total investment securities increased $10.4 million at March 31, 2018, as compared to $295.5 million at March 31, 2017, which included a $31.7 million increase in other investment securities and a $21.3 million decrease in mortgage-backed securities. The year over year increase was the result of new investment purchases partially offset by sales, prepayment activity, and normal amortization. The estimated average life of the total investment securities portfolio was 5.1 years at March 31, 2018, 5.3 years at December 31, 2017, and 4.9 years at March 31, 2017. The average repricing term of our investment securities portfolio was approximately 4.0 years at March 31, 2018, 3.5 years at December 31, 2017, and 4.5 years at March 31, 2017, based on the interest rate environment at those times. The increase in time for rates to reset in our investment portfolio during the most recent quarter was the result of the sales of certain adjustable rate securities for a net gain on sale, with a portion of the sales proceeds used to pay down FHLB short-term advances.

Total loans, excluding loans held for sale, increased $19.8 million to $806.0 million at March 31, 2018, from $786.1 million at December 31, 2017, a result of new loan originations partially offset by normal amortization and prepayment activity. Commercial real estate, other consumer, and construction and land loans increased $17.6 million, $11.4 million, $4.5 million, respectively, while one- to four-family residential and multi-family loans decreased $7.9 million and $5.7 million, respectively. We continued to focus on commercial real estate and construction loan origination activity during the quarter. There were $62.2 million in undisbursed construction loan commitments at March 31, 2018, as compared to $59.4 million at December 31, 2017, an increase of $2.8 million as we continued to originate loans for new construction projects as completed projects converted to permanent financing. In addition to our indirect lending program, we began purchasing newly originated auto loans from a company specializing in classic car lending to qualified borrowers throughout the United States. As a result of our indirect lending and purchase programs, we added $11.4 million of newly originated auto loans to our portfolio during the quarter, which was the main contributor to the increase in other consumer loans. Compared to March 31, 2017, total loans, excluding loans held for sale, increased $92.5 million attributable to increases in one- to four-family residential loans of $24.3 million, commercial real estate loans of $22.3 million, other consumer loans of $21.9 million, multi-family loans of $11.2 million, construction and land loans of $9.2 million, and home equity loans of $4.3 million, partially offset by a decrease in commercial business loans of $688,000.

Loans receivable consisted of the following at the dates indicated:
	March 31, 2018	December 31, 2017	March 31, 2017	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$347,453	$355,391	$323,166	(2.2)%	7.5%
Multi-family	68,095	73,767	56,932	(7.7)	19.6
Commercial real estate	220,542	202,956	198,262	8.7	11.2
Construction and land	75,684	71,145	66,448	6.4	13.9
Total real estate loans	711,774	703,259	644,808	1.2	10.4

Consumer:
Home equity	38,538	38,473	34,193	0.2	12.7
Other consumer	39,478	28,106	17,603	40.5	124.3
Total consumer loans	78,016	66,579	51,796	17.2	50.6

Commercial business	16,163	16,303	16,851	(0.9)	(4.1)

Total loans	805,953	786,141	713,455	2.5	13.0
Less:
Net deferred loan fees	501	724	1,114	(30.8)	(55.0)
Premium on purchased loans, net	(2,360)	(2,454)	(2,218)	(3.8)	6.4
Allowance for loan losses	8,984	8,760	8,328	2.6	7.9
Total loans receivable, net	$798,828	$779,111	$706,231	2.5%	13.1%

 During the quarter ended March 31, 2018, total liabilities decreased $22.5 million to $1.0 billion primarily the result of a decrease in borrowings of $21.2 million to $122.9 million at March 31, 2018, from $144.1 million at December 31, 2017, and a decrease in deposits of $4.4 million to $880.6 million at March 31, 2018, from $885.0 million at December 31, 2017. The decrease in borrowings was mainly due to the repayment of short-term FHLB advances during the quarter. Deposits decreased as the result of a decrease of $11.5 million in transaction accounts, partially offset by increases of $4.5 million in savings accounts, $1.7 million in money market accounts and $881,000 in certificates of deposit.

Total liabilities increased $113.3 million over the last year, mainly attributable to an increase in deposits of $72.9 million and an increase in borrowings of $36.4 million. Borrowings declined during the quarter, however, we continue to leverage our balance sheet in advance of anticipated continued deposit and loan growth as part of our expansion efforts. Deposit increases were primarily the result of our continuing efforts to expand commercial and consumer deposit relationships in our new Kitsap and Whatcom County, Washington locations, as well as within our historic Clallam and Jefferson County, Washington locations.

Total shareholders' equity decreased $3.5 million during the quarter to $173.5 million at March 31, 2018, mainly the result of a $2.2 million decrease in value of our available for sale securities portfolio resulting in additional unrealized losses and decreases in additional paid-in capital of $3.4 million from the repurchase of shares of common stock, partially offset by net income of $1.5 million.

Operating Results

Net income increased $1.6 million to $1.5 million for the quarter ended March 31, 2018, as compared to a loss of $114,000 for the quarter ended December 31, 2017, and decreased $641,000 as compared to the quarter ended March 31, 2017. The increase during the quarter was mainly due to a decrease of $1.1 million in the provision for income taxes as a result of the DTA revaluation related to the Tax Act during the prior quarter. The $641,000 decrease in net income compared to the quarter ended March 31, 2017, was primarily due to a $777,000 increase in noninterest expense coupled with the absence of a $768,000 death benefit received from bank-owned life insurance ("BOLI") in 2017, partially offset by an $867,000 increase in net interest income.

Net interest income after the provision for loan losses increased to $8.7 million for the quarter ended March 31, 2018, from $8.3 million for the preceding quarter due to an increase in interest income of $603,000, partially offset by an increase in interest expense of $161,000 and an increase in the provision for loan losses of $110,000. Net interest income after the provision for loan losses increased $772,000 as compared to $7.9 million for the quarter ended March 31, 2017, due to an increase in net interest income of $867,000, partially offset by a $95,000 increase in the provision for loan losses. The increase in the provision for loan losses during the most recent quarter as compared to the prior quarters ended December 31, 2017 and March 31, 2017, was primarily due to an increase in the balance of total loans receivable. Total interest income increased $603,000 to $10.8 million for the quarter ended March 31, 2018, as compared to the previous quarter ended December 31, 2017, and increased $1.4 million as compared to the quarter ended March 31, 2017, primarily due to an increase in the average balance of, and an increase in interest and fees on, loans receivable.

Total interest expense increased $161,000 to $1.9 million for the quarter ended March 31, 2018, as compared to the quarter ended December 31, 2017, primarily the result of an increase in the average balance of interest-bearing deposits and FHLB advances. Interest expense increased $571,000 as compared to the quarter ended March 31, 2017, due to increases in the average balances of, and interest rates paid on, deposits and FHLB advances. We continue to compete to attract and retain deposits and utilize short-term FHLB advances to fund our operations and purchase additional interest-earning assets.

The net interest margin increased four basis points to 3.15% for the quarter ended March 31, 2018, compared to 3.11% for the prior quarter ended December 31, 2017, and decreased three basis points from 3.18% for the same period in 2017. The net interest margin was higher during the quarter ended March 31, 2018, as compared to the previous quarter mainly due to the sale of investment securities that provided lower yields as compared to lending alternatives. The net interest margin decreased from the same period in 2017 mainly due to an increase in the cost of interest-bearing liabilities.

Noninterest income increased $125,000 to $1.5 million for the quarter ended March 31, 2018, as compared to the prior quarter ended December 31, 2017. The increase was primarily due to increases in net gain on the sale of loans of $45,000, other income of $43,000 attributable to investment services revenues, and the net gain on the sale of investment securities of $29,000. Noninterest income decreased $719,000, as compared to $2.2 million for the same quarter in 2017, mainly the result of a decrease of $768,000 in income received from a bank-owned life insurance death benefit during the quarter ended March 31, 2017.

Noninterest expense decreased $65,000 to $8.3 million for the quarter ended March 31, 2018, compared to $8.3 million for the quarter ended December 31, 2017, primarily due to a decrease in other expenses and professional fees of $168,000 and $109,000, respectively, partially offset by an increase in compensation and benefits expense of $235,000. Noninterest expense increased $777,000 as compared to $7.5 million for the same quarter in 2017, primarily due to increases in compensation and benefits of $281,000, advertising of $145,000, occupancy and equipment of $117,000, and other expenses of $146,000 as we continue to grow our business and expand our geographic footprint.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels in excess of the applicable regulatory requirements and the Bank was categorized as "well-capitalized" at March 31, 2018.

Nonperforming loans increased $4.4 million during the quarter ended March 31, 2018, to $5.9 million at March 31, 2018, from $1.5 million at December 31, 2017. The increase is mainly attributable to two commercial loans consisting of a construction loan of $3.7 million and a commercial business loan of $583,000. Nonperforming loans to total loans increased to 0.7% at March 31, 2018, from 0.2% at December 31, 2017, and was 0.3% at March 31, 2017. The percentage of the allowance for loan losses to nonperforming loans also decreased to 152.2% at March 31, 2018, from 570.7% at December 31, 2017, and 354.5% at March 31, 2017. Classified loans increased $3.3 million to $10.0 million at March 31, 2018, from $6.7 million at December 31, 2017, reflecting increased nonperforming loans, and increased $6.3 million from $3.7 million at March 31, 2017.

Our allowance for loan losses as a percentage of total loans was 1.1% at both March 31, 2018 and December 31, 2017. There was no material change in our allowance for loan losses as a percentage of total loans during the quarter due to continued overall strong asset quality and minimal net loan charge-offs. Fluctuations in the balance of nonperforming assets and other credit quality measures are expected as we increase the balance of our loan portfolio. We believe that changes in our credit metrics during the most recent quarter and over the past year were normal fluctuations and not an indication of declining credit quality in our loan portfolio as a whole and that our allowance for loan losses was adequate to absorb the known and inherent risks of loss in the loan portfolio as of March 31, 2018.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington-chartered, community-based savings bank, primarily serving Western Washington State, with thirteen banking locations, eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2018 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company's operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data) (Unaudited)
				Three	One
	March 31,	December 31,	March 31,	Month	Year
Assets	2018	2017	2017	Change	Change

Cash and due from banks	$13,209	$13,777	$11,791	(4.1)%	12.0%
Interest-bearing deposits in banks	11,941	23,024	11,397	(48.1)	4.8
Investment securities available for sale, at fair value	258,218	290,242	242,732	(11.0)	6.4
Investment securities held to maturity, at amortized cost	47,709	50,126	52,795	(4.8)	(9.6)
Loans held for sale	—	788	638	(100.0)	(100.0)
Loans receivable (net of allowance for loan losses of $8,984, $8,760 and $8,328)	798,828	779,111	706,231	2.5	13.1
Federal Home Loan Bank (FHLB) stock, at cost	6,389	7,023	4,741	(9.0)	34.8
Accrued interest receivable	3,641	3,745	3,080	(2.8)	18.2
Premises and equipment, net	14,361	13,739	13,525	4.5	6.2
Mortgage servicing rights, net	1,104	1,095	1,046	0.8	5.5
Bank-owned life insurance, net	28,873	28,724	28,253	0.5	2.2
Prepaid expenses and other assets	5,312	4,265	5,073	24.5	4.7

Total assets	$1,189,585	$1,215,659	$1,081,302	(2.1)%	10.0%

Liabilities and Shareholders' Equity

Deposits	$880,622	$885,032	$807,715	(0.5)%	9.0%
Borrowings	122,949	144,100	86,553	(14.7)	42.1
Accrued interest payable	210	325	195	(35.4)	7.7
Accrued expenses and other liabilities	10,172	7,929	6,358	28.3	60.0
Advances from borrowers for taxes and insurance	2,130	1,228	1,944	73.5	9.6

Total liabilities	1,016,083	1,038,614	902,765	(2.2)	12.6

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 11,583,394 at March 31, 2018; issued and outstanding 11,785,507 at December 31, 2017; and issued and outstanding 12,077,846 at March 31, 2017	116	118	121	(1.7)	(4.1)
Additional paid-in capital	109,354	111,106	113,517	(1.6)	(3.7)
Retained earnings	78,822	78,602	77,562	0.3	1.6
Accumulated other comprehensive loss, net of tax	(3,747)	(1,573)	(980)	(138.2)	(282.3)
Unearned employee stock ownership plan (ESOP) shares	(11,043)	(11,208)	(11,683)	1.5	5.5

Total shareholders' equity	173,502	177,045	178,537	(2.0)	(2.8)

Total liabilities and shareholders' equity	$1,189,585	$1,215,659	$1,081,302	(2.1)%	10.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended			Three	One
	March 31,	December 31,	March 31,	Month	Year
	2018	2017	2017	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$8,583	$8,055	$7,479	6.6%	14.8%
Interest on mortgage-backed and related securities	1,297	1,265	1,298	2.5	(0.1)
Interest on investment securities	862	841	580	2.5	48.6
Interest on deposits and other	45	37	21	21.6	114.3
FHLB dividends	59	45	30	31.1	96.7
Total interest income	10,846	10,243	9,408	5.9	15.3

INTEREST EXPENSE
Deposits	985	970	718	1.5	37.2
Borrowings	889	743	585	19.7	52.0
Total interest expense	1,874	1,713	1,303	9.4	43.8

Net interest income	8,972	8,530	8,105	5.2	10.7

PROVISION FOR LOAN LOSSES	310	200	215	55.0	44.2

Net interest income after provision for loan losses	8,662	8,330	7,890	4.0	9.8

NONINTEREST INCOME
Loan and deposit service fees	893	887	821	0.7	8.8
Mortgage servicing fees, net of amortization	62	56	69	10.7	(10.1)
Net gain on sale of loans	167	122	284	36.9	(41.2)
Net gain on sale of investment securities	122	93	—	31.2	100.0
Increase in cash surrender value of bank-owned life insurance	149	153	178	(2.6)	(16.3)
Income from death benefit on bank-owned life insurance, net	—	—	768	n/a	(100.0)
Other income	89	46	81	93.5	9.9
Total noninterest income	1,482	1,357	2,201	9.2	(32.7)

NONINTEREST EXPENSE
Compensation and benefits	4,811	4,576	4,530	5.1	6.2
Real estate owned and repossessed assets expenses (income), net	8	29	(50)	(72.4)	116.0
Data processing	628	640	597	(1.9)	5.2
Occupancy and equipment	1,102	1,168	985	(5.7)	11.9
Supplies, postage, and telephone	231	221	198	4.5	16.7
Regulatory assessments and state taxes	126	131	133	(3.8)	(5.3)
Advertising	324	254	179	27.6	81.0
Professional fees	322	431	371	(25.3)	(13.2)
FDIC insurance premium	76	75	54	1.3	40.7
Other	647	815	501	(20.6)	29.1
Total noninterest expense	8,275	8,340	7,498	(0.8)	10.4

INCOME BEFORE PROVISION FOR INCOME TAXES	1,869	1,347	2,593	38.8	(27.9)

PROVISION FOR INCOME TAXES	346	1,461	429	(76.3)	(19.3)

NET INCOME (LOSS)	$1,523	$(114)	$2,164	1,436.0%	(29.6)%

Basic earnings per share	$0.15	$(0.01)	$0.20	1,600.0%	(25.0)%
Diluted earnings per share	0.14	(0.01)	0.20	1,500.0%	(30.0)%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)
	As of or For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2018	2017	2017	2017	2017
Performance ratios: (1)
Return (loss) on average assets	0.51%	(0.04)%	0.63%	0.41%	0.80%
Return (loss) on average equity	3.47	(0.26)	3.96	2.49	4.85
Average interest rate spread	2.96	2.92	3.00	3.16	3.01
Net interest margin (2)	3.15	3.11	3.20	3.34	3.18
Efficiency ratio (3)	79.2	84.4	76.8	81.7	72.8
Average interest-earning assets to average interest-bearing liabilities	129.2	131.8	132.3	132.7	133.5
Book value per common share	$14.98	$15.02	$15.03	$14.93	$14.78

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.5%	0.1%	0.2%	0.2%	0.2%
Nonperforming loans to total loans (5)	0.7	0.2	0.2	0.3	0.3
Allowance for loan losses to nonperforming loans (5)	152.2	570.7	479.8	445.1	354.5
Allowance for loan losses to total loans	1.1	1.1	1.2	1.2	1.2
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	12.2%	12.5%	12.8%	13.2%	13.1%
Common equity Tier 1 capital	18.4	18.0	18.8	19.2	19.2
Tier 1 risk-based	18.4	18.0	18.8	19.2	19.2
Total risk-based	19.6	19.1	20.0	20.4	20.4

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.